Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Third Quarter 2013 Results and

Updated Commodity Hedge Positions

HOUSTON, TEXAS, November 7, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and nine months ended September 30, 2013. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below.

Key Third Quarter 2013 Highlights:

■	Average daily production increased 32% to 118.8 MMcfe for the third quarter 2013, compared to 90.0 MMcfe for the third quarter 2012(1).

■	Adjusted EBITDA(2) increased 23% to $40.5 million for the third quarter 2013, compared to $32.9 million for the third quarter 2012.

■

Increased the third quarter cash distribution to $0.55 per unit, or $2.20 per unit on an annualized basis, representing a 7% increase over the prior period distribution of $0.5125 per unit and a 16% increase over the minimum quarterly distribution of $0.475 per unit. Distribution coverage for the third quarter of 0.67x does not include cash flows associated with MEMP’s $603 million acquisition that closed on October 1, 2013, but does include the impact of the distribution increase and the equity offering of 16.7 million common units issued in October 2013. Distribution coverage excluding the distribution increase and the impact of the recent equity offering was 0.99x.

■

Strengthened commodity hedge portfolio, with 83% of current expected natural gas production hedged through year-end 2013 and approximately 84% hedged in 2014 and 2015 (75% hedged through 2019) and 74% of crude oil production hedged through year-end 2013 and approximately 81% hedged in 2014 and 2015 (74% hedged through 2018).

“MEMP has been very active this year, announcing $832 million in acquisitions, growing the cash distribution over 8% and accessing the debt and equity capital markets multiple times to appropriately fund its growth. The acquisitions we closed this year have added basin diversity and scale in our core areas, expanded MEMP’s footprint into the Permian Basin and the Rockies and are expected to be accretive to our unitholders,” said John Weinzierl, Chairman, President and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP. “As we look to the remainder of 2013 and into 2014, we expect to continue delivering strong operational results. With liquidity of over $750 million under our revolver, we have significant flexibility to execute on our strategy of pursuing conventional, low risk oil and natural gas assets.”

Review of Third Quarter 2013(1)

■

Average daily production increased 32% to 118.8 MMcfe for the third quarter of 2013, compared to 90.0 MMcfe for the third quarter of 2012. The increase was primarily attributable to positive results from MEMP’s drilling program and from increased production volumes from MEMP’s third party acquisitions in 2012.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $59.2 million in the third quarter of 2013, compared to $42.4 million in the third quarter of 2012. On a Mcfe basis, crude oil, natural gas and NGLs represented 13%, 64% and 23%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 42%, 37% and 21%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended September 30,	2013	2012	% Increase/(Decrease)
Oil (per Bbl)	$104.70	$98.25	7
Natural gas (per Mcf)	$3.12	$2.77	13
NGL (per Bbl)	$29.60	$29.54	—

Total per (Mcfe)	$5.42	$5.12	6

■	Averaged realized prices, including commodity derivatives settlements, were $5.79 per Mcfe in the third quarter of 2013, compared to $6.31 per Mcfe in the third quarter of 2012.

■

Adjusted EBITDA increased 23% to $40.5 million during the third quarter of 2013 from $32.9 million for the third quarter of 2012. The increase was due to positive results from MEMP’s drilling program and increased production volumes from MEMP’s third party acquisitions in 2012.

■

Distributable cash flow(2) for the third quarter of 2013 was $22.6 million, or $0.51 per weighted-average unit outstanding during the third quarter of 2013, providing a distribution coverage ratio of 0.67x, which does not include cash flows associated with MEMP’s $603 million acquisition that closed on October 1, 2013, but does include the impact of the distribution increase and the equity offering of 16.7 million common units issued in October 2013. Distribution coverage excluding the distribution increase and the impact of the recent equity offering was 0.99x.

■

Total lease operating expenses were $1.35 per Mcfe in the third quarter of 2013, compared to $1.70 per Mcfe in the third quarter of 2012. The decrease was primarily attributable to increased production volumes and lower lifting costs on third party acquisitions in 2012.

■

Impairment charge for the third quarter of 2013 of $50.3 million. The estimated future cash flows expected from certain properties located in East Texas were compared to their carrying values and determined to be unrecoverable as a result of a downward revision of estimated proved reserves based on updated well performance data. There were no impairment charges for 2012. These fields represent less than 5% of MEMP’s total production, Adjusted EBITDA and estimated proved reserves.

■

General and administrative expenses were $8.3 million, or $0.76 per Mcfe, for the third quarter of 2013 compared to $3.8 million, or $0.45 per Mcfe, for the third quarter of 2012. The $8.3 million included $1.2 million and $2.3 million, respectively, of non-cash unit-based compensation expense and acquisition related costs.

■

Total gains of $1.4 million on commodity derivatives were recorded during the third quarter of 2013, which included $4.1 million, or $0.37 per Mcfe, of cash settlements received. This compared to total losses of $28.4 million recorded during the third quarter of 2012, which included $9.9 million of cash settlements received. The decrease in cash settlements received was attributable to higher market prices for natural gas contributing to lower hedge settlements. Total hedged production in the third quarter of 2013 was 8.6 Bcfe, or 79% of third quarter production of 10.9 Bcfe, at an average hedge price of $6.81 per Mcfe.

■

Net interest expense was $10.0 million during the third quarter of 2013 including $1.0 million of losses on interest rate swaps and $0.7 million of non-cash amortization of deferred financing fees and bond discounts. Cash interest expense (including accruals) for the third quarter of 2013 was $8.3 million.

■

Total capital expenditures, excluding acquisitions, for the third quarter of 2013 were $33.2 million. Total capital expenditures, excluding acquisitions, for the first nine months of the year totaled $92.3 million.

■	Total maintenance capital expenditures for the third quarter were $9.6 million. Total maintenance capital expenditures for the first nine months of the year totaled $27.0 million.

Acquisitions Update

As previously announced on September 11, 2013, MEMP closed two separate acquisitions from third parties in East Texas and in the Rockies for an aggregate purchase price of approximately $29 million. In total, MEMP acquired approximately 21.3 Bcfe of proved reserves, split 82% in the Rockies and 18% in East Texas. Estimated June net production from the combined properties was 5.3 MMcfe/d.

Hedging Update

The following table reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 full-year guidance. All of MEMP’s hedges are costless, fixed price swaps and collars.

Hedge Summary Table

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.49	$4.42	$4.34	$4.42	$4.31	$4.52	$4.77
Percent of 2014 target production hedged	83%	87%	80%	75%	72%	66%	59%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$96.13	$93.95	$92.65	$86.85	$85.96	$85.62	–
Percent of 2014 target production hedged	74%	82%	79%	73%	67%	63%	–

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$39.32	$38.72	$35.04	–	–	–	–
Percent of 2014 target production hedged	67%	72%	76%	–	–	–	–

Wtd Avg Fixed/Floor Price Per Mcfe	$7.26	$7.23	$7.08	$7.11	$6.92	$7.08	$4.77
Percent of 2014 target Production Hedged	78%	83%	79%	62%	58%	54%	35%

*Updated hedge schedule as of November 1, 2013; 2013 hedges are for the period of October to December

Additional information regarding MEMP’s hedging program can be found on MEMP’s website, www.memorialpp.com, under the Investor Relations section.

Previously Announced Full-Year 2013 and Full-Year 2014 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s full-year 2013 and full-year 2014 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of all announced acquisitions. The guidance includes the results related to our acquisitions from affiliates from the effective date forward. However, for financial reporting purposes, we will be required to include results related to our acquisitions from affiliates for all periods the assets were under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

	Full-Year 2013	Full-Year 2014

Annual Production (Bcfe)	48 - 50	62 - 64

Adjusted EBITDA ($MM)(1)	$208 - $212	$298 - $306

Distributable Cash Flow ($MM)(1)	$130 - $134	$158 - $166

DCF Coverage	1.1x - 1.2x	1.15x - 1.25x

Maintenance Capex ($MM)	$43	$78

Growth Capex ($MM)	$70 - $90	$20 - $30

*Guidance as of October 1, 2013

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. The aforementioned guidance for full-year 2013 does not reflect the pre-effective date impact of common control revisions. Actual conditions and assumptions may change over the course of the year.

Financial Update

Total debt outstanding on September 30, 2013 was approximately $495.0 million, including approximately $95.0 of debt under MEMP’s revolving credit facility and $400 million of senior notes.

On October 1, 2013, MEMP closed the previously announced $603 million acquisition of oil and gas properties in the Permian Basin, East Texas and the Rockies. In conjunction with the closing of this acquisition, MEMP amended its revolving credit facility from $1.0 billion to $2.0 billion and increased the borrowing base from $480.0 million to $920.0 million.

On October 8, 2013, MEMP completed a public offering of 16.7 million common units resulting in aggregate net proceeds of approximately $319.2 million. On October 10, 2013, MEMP completed a private placement of $300.0 million aggregate principal amount of 7.625% senior notes due 2021 resulting in net proceeds of approximately $285.0 million. Proceeds from both offerings were used to pay down a portion of MEMP’s revolving credit facility. As a result of the senior notes offering, MEMP’s borrowing base was automatically reduced to $845.0 million pursuant to the terms of its credit agreement.

Total debt outstanding as of November 1, 2013, was $793.0 million, including $93.0 million of debt outstanding under MEMP’s revolving credit facility and $700.0 million of senior notes due 2021. The revolving credit facility had $752.0 million of availability, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Third Quarter 2013 Cash Distribution

As announced on October 22, 2013, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the third quarter of 2013. This distribution represents an annualized rate of $2.20 per unit. The distribution will be paid on November 12, 2013 to unitholders of record as of the close of business on November 1, 2013.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which will be filed with the SEC on or before November 12, 2013.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 71170265. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 71170265.

(1) In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the third quarter of 2013 and third quarter of 2012, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q are presented as if MEMP had owned the assets for all periods presented on a combined basis.

(2) Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will”, “expect”, “plan”, “project”, “intend”, “estimate”, “believe”, “target”, “potential”, the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from the estimates that were used in MEMP’s 2012 Annual Report on Form 10-K.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distribution on its units; and

(3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data	Three Months Ended		Nine Months Ended
(In thousands, except per unit data)	September 30,		September 30,

	2013	2012	2013	2012

Revenues:
Oil & natural gas sales	$59,194	$42,395	$160,838	$124,525
Pipeline tariff income and other	267	421	873	1,239

Total revenues	$59,461	$42,816	$161,711	$125,764

Costs and expenses:
Lease operating	14,803	14,114	40,262	39,633
Pipeline operating	394	470	1,343	1,628
Exploration costs	—	2	114	509
Production and ad valorem taxes	3,025	2,030	8,020	6,887
Depreciation, depletion, and amortization	16,094	13,056	45,409	36,011
Impairment of proved oil and natural gas properties	50,291	—	50,291	—
General and administrative	8,335	3,768	18,752	11,972
Accretion of asset retirement obligations	1,025	936	3,022	2,810
(Gain) loss on commodity derivative instruments	(1,443)	28,427	(24,158)	(10,224)

(Gain) loss on sale of properties	—	—	—	(426)
Other, net	—	141	—	465

Total costs and expenses	92,524	62,944	143,055	89,265

Operating income	(33,063)	(20,128)	18,656	36,499
Other income (expense):
Interest expense, net	(10,007)	(4,163)	(21,506)	(11,399)
Amortization of investment premium	—	(25)	—	(170)

Total other income (expense)	(10,007)	(4,188)	(21,506)	(11,569)

Income (loss) before income taxes	(43,070)	(24,316)	(2,850)	24,930
Income tax benefit (expense)	(97)	171	(285)	(244)

Net income (loss)	(43,167)	(24,145)	(3,135)	24,686
Net income (loss) attributable to previous owners	—	1,095	(1,219)	29,361
Net income (loss) attributable to noncontrolling interest	126	92	220	17

Net income (loss) attributable to partners	$(43,293)	$(25,332)	$(2,136)	$(4,692)

Allocation of net income (loss) attributable to partners:
Limited partners	$(43,250)	$(25,307)	$(2,134)	$(4,687)

General partner	$(43)	$(25)	$(2)	$(5)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.97)	$(1.13)	$(0.05)	$(0.21)

Cash distribution declared per unit	$0.5500	$0.4950	$1.5750	$1.4550

Weighted average number of limited partner units outstanding	44,556	22,302	41,315	22,241

Oil and natural gas revenue:
Oil sales	$25,013	$20,348	$66,948	$61,383
NGL sales	12,385	5,870	32,778	18,385
Natural gas sales	21,796	16,177	61,112	44,757

Total oil and natural gas revenue	$59,194	$42,395	$160,838	$124,525

Production volumes:
Oil (MBbls)	238	207	658	602
NGLs (MBbls)	419	199	1,074	493
Natural gas (MMcf)	6,981	5,849	19,366	17,169

Total (MMcfe)	10,926	8,284	29,762	23,739

Average net production (MMcfe/d)	118.8	90.0	109.0	86.6

Average sales price:
Oil (per Bbl)	$104.70	$98.25	$101.62	$101.97
NGL (per Bbl)	$29.60	$29.54	$30.53	$37.33
Natural gas (per Mcf)	$3.12	$2.77	$3.16	$2.61

Total per (Mcfe)	$5.42	$5.12	$5.40	$5.25

Average unit costs per Mcfe:
Lease operating expense	$1.35	$1.70	$1.35	$1.67
Production and ad valorem taxes	$0.28	$0.25	$0.27	$0.29
General and administrative expenses	$0.76	$0.45	$0.63	$0.50
Depletion, depreciation, and amortization	$1.47	$1.58	$1.53	$1.52

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)

	September 30, 2013	December 31, 2012

Balance Sheet Data:
Total current assets	$78,642	$60,133
Oil and natural gas properties, net	889,626	862,368
Total assets	1,078,890	1,006,190
Total current liabilities	63,213	20,962
Long-term debt	492,724	460,300
Total liabilities	646,362	571,226
Total previous owner and partners’ equity	427,050	429,703
Total non-controlling interest	5,481	5,261

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Adjusted EBITDA	Three Months		Nine Months		Twelve Months
(In thousands)	Ended September 30,		Ended September 30,		Ended September 30,

	2013	2012	2013	2012	2013

Calculation of Adjusted EBITDA:
Net income (loss)	$(43,167)	$(24,145)	$(3,135)	$24,686	$10,464
Interest expense, net	10,007	4,163	21,506	11,399	25,150
Amortization of investment premium	—	25	—	170	24
Exploration costs	—	2	114	509	159
Income tax expense (benefit)	97	(171)	285	244	326
Depreciation, depletion and amortization	16,094	13,056	45,409	36,011	58,788
Impairment of oil and gas properties	50,291	—	50,291	—	50,291
Accretion of asset retirement obligations	1,025	936	3,022	2,810	3,967
(Gain) loss on commodity derivative instruments	(1,443)	28,427	(24,158)	(10,224)	(30,930)
Cash settlements received on commodity derivative instruments	4,096	9,857	12,610	30,785	19,433
Acquisition related expenses	2,310	381	3,422	780	5,932
Unit-based compensation expense	1,237	418	2,322	993	2,752
Gain on sale of properties	—	—	—	(426)	—

Adjusted EBITDA	$40,547	$32,949	$111,688	$97,737	$146,356

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$52,358	$29,351	$111,328	$87,791	$141,437
Changes in working capital	(22,510)	569	(22,167)	1,479	(23,653)
Interest expense, net	10,007	4,163	21,506	11,399	25,150
Gain (loss) on interest rate derivative instruments	(1,022)	(1,605)	423	(4,631)	444
Cash settlements paid on interest rate derivatives	—	378	928	1,020	1,320
Amortization of bond discount	(75)	—	(161)	—	(161)
Amortization of deferred financing fees	(618)	(276)	(3,895)	(828)	(4,493)
Exploration costs recorded as operating activities	—	2	19	509	28
Acquisition related expenses	2,310	381	3,422	780	5,932
Current income tax expense (benefit)	97	(14)	285	218	352

Adjusted EBITDA	$40,547	$32,949	$111,688	$97,737	$146,356

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Distributable Cash Flow	Three Months		Nine Months		Twelve Months
(In thousands)	Ended September 30,		Ended September 30,		Ended September 30,

	2013	2012	2013	2012	2013

Calculation of Adjusted EBITDA:
Net income (loss)	$(43,167)	$(24,145)	$(3,135)	$24,686	$10,464
Interest expense, net	10,007	4,163	21,506	11,399	25,150
Amortization of investment premium	—	25	—	170	24
Exploration costs	—	2	114	509	159
Income tax expense (benefit)	97	(171)	285	244	326
Depreciation, depletion and amortization	16,094	13,056	45,409	36,011	58,788
Impairment of oil and gas properties	50,291	—	50,291	—	50,291
Accretion of asset retirement obligations	1,025	936	3,022	2,810	3,967
(Gain) loss on commodity derivative instruments	(1,443)	28,427	(24,158)	(10,224)	(30,930)
Cash settlements received on commodity derivative instruments	4,096	9,857	12,610	30,785	19,433
Acquisition related expenses	2,310	381	3,422	780	5,932
Unit-based compensation expense	1,237	418	2,322	993	2,752
Gain on sale of properties	—	—	—	(426)	—

Adjusted EBITDA	40,547	32,949	111,688	97,737	146,356
Less: Cash interest expense	8,292	1,589	18,928	3,757	21,519
Less: Estimated maintenance capital expenditures	9,600	3,288	26,988	8,502	33,235
Less: Adjusted EBITDA prior to effective date of common control transactions	—	13,174	—	46,865	6,735

Total Distributable cash flow	$22,655	$14,898	$65,772	$38,613	$84,867
Less: Distribution to GP	34	11	79	33	96
Less: Incentive distributions	40	—	40	—	40

Distributable cash flow available to Limited Partners	$22,581	$14,887	$65,653	$38,580	$84,731

Cash distribution	$33,755	$11,053	$79,221	$32,435	$96,637

Distribution coverage ratio	0.67x	1.35x	0.83x	1.19x	0.88x

2013 Adjusted EBITDA & Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

(In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2013	December 31, 2013

Calculation of Adjusted EBITDA:
Net income	$97	$101
Interest expense	35	35
Depletion, depreciation, and amortization	76	76

Adjusted EBITDA	$208	$212

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$173	$177
Changes in working capital	—	—
Interest expense	35	35

Adjusted EBITDA	$208	$212

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$208	$212
Cash Interest Expense	(35)	(35)
Estimated maintenance capital expenditures	(43)	(43)

Distributable Cash Flow	$130	$134

2014 Adjusted EBITDA & Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2014 Adjusted EBITDA Guidance

(In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2014	December 31, 2014

Calculation of Adjusted EBITDA:
Net income	$138	$146
Interest expense	62	62
Depletion, depreciation, and amortization	98	98

Adjusted EBITDA	$298	$306

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$236	$244
Changes in working capital	—	—
Interest expense	62	62

Adjusted EBITDA	$298	$306

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$298	$306
Cash Interest Expense	(62)	(62)
Estimated maintenance capital expenditures	(78)	(78)

Distributable Cash Flow	$158	$166

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com